Exhibit 99.1

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Damon Elder	Julie Leber
Spotlight Marketing Communications	Spotlight Marketing Communications
949.427.5172 ext. 702	949.427.5172, ext. 703
damon@spotlightmarcom.com	julie@spotlightmarcom.com

Strategic Storage Trust II, Inc. Announces

Estimated Per Share Value of $10.22

LADERA RANCH, Calif. – (April 17, 2017) – Strategic Storage Trust II, Inc. (“SST II”), a public non-traded real estate investment trust sponsored by SmartStop Asset Management, LLC, announced today that its board of directors has approved an estimated per share net asset value (“NAV”) of its Class A shares of common stock and Class T shares of common stock of $10.22, calculated as of December 31, 2016. The board of directors previously determined an estimated per share NAV of its Class A shares and Class T shares of $10.09 as of December 31, 2015.

“In just over three years, SST II has acquired a diversified self storage portfolio of 83 properties that includes approximately 51,300 units and more than 6 million square feet of rentable space,” said H. Michael Schwartz, chairman and chief executive officer. “We are very pleased with the REIT’s performance since inception, and believe our growing NAV endorses our acquisition and management philosophy, which is squarely focused on generating maximum value for our stockholders.”

Approved by the board of directors on April 13, 2017, the NAV is based on the estimated value of SST II’s assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding for each class of shares on an adjusted fully diluted basis, calculated as of December 31, 2016.

The REIT’s Nominating and Corporate Governance Committee, comprised of its three independent directors, oversaw the valuation process and approved the engagement of Duff & Phelps, LLC, an independent third party real estate valuation and advisory firm. Duff & Phelps provided the committee with valuations for each property and a calculation of a range of the estimated value per share of its Class A shares and Class T shares of $9.84 to $10.61, with an approximate mid-range value of $10.22, as of December 31, 2016. The committee then recommended to the REIT’s board of directors that it adopt $10.22 as the estimated NAV for its Class A shares and Class T shares, to which the board unanimously agreed. This valuation was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association (“IPA Guidelines”).

Consistent with the IPA Guidelines, the Duff & Phelps valuation does not include a portfolio premium that may reasonably be expected to accrue in a typical real estate valuation process conducted for transaction purposes, nor does it reflect an enterprise value. For more information regarding the valuation and the assumptions and methodologies used, please see SST II’s Current Report on Form 8-K filed with the SEC on April 17, 2017.

From inception through December 31, 2016, SST II had acquired 77 self storage properties for an aggregate cost basis of approximately $744 million, exclusive of acquisition fees and expenses. As of December 31, 2016, the total estimated value of the individual real estate assets as provided by Duff & Phelps was approximately $851 million.

About Strategic Storage Trust II, Inc. (SST II)

SST II is a public non-traded REIT that focuses on stabilized self storage properties. The SST II portfolio currently consists of 83 self storage facilities located in 14 states and Ontario, Canada, comprising approximately 51,300 self storage units and approximately 6.0 million net rentable square feet of storage space.

About SmartStop Asset Management, LLC

SmartStop is a diversified real estate company focused on self storage assets, along with student and senior housing. The company has a managed portfolio that currently includes more than 66,000 self storage units and approximately 7.7 million rentable square feet and approximately $1 billion of real estate assets under management. The company is the asset manager for 105 self storage facilities located throughout the United States and Toronto, Canada and one student housing facility. SmartStop is the sponsor of Strategic Storage Trust IV, Strategic Storage Growth Trust, Inc., and Strategic Storage Trust II, Inc., all public non-traded REITs focusing on self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information is available at www.smartstopassetmanagement.com.

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This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in SST II’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.